FOR:           RURAL/METRO CORPORATION

APPROVED BY:   Mark Liebner, CFO

CONTACT:       Liz Merritt, Public Affairs
               (480) 606-3886


               Morgen-Walke Associates
               Investor Relations:      John Swenson
               (415) 296-7383
               Media Relations:         Sheryl Seapy
               (415) 296-7383
               Wire Services:           Eric Gonzales
               (212) 850-5600

         RURAL/METRO CORPORATION ANNOUNCES BUSINESS PROCESS CHANGES AND
        RESTRUCTURING PLAN; POSTPONING RELEASE OF SECOND QUARTER RESULTS
           UNTIL EARLY FEBRUARY PENDING FINAL ANALYSIS OF ANTICIPATED
                           $60-$75 MILLION OF CHARGES

     SCOTTSDALE, ARIZ. Jan. 27, 2000 -- Rural/Metro Corporation today announced that it is launching a significant change in its business process as well as a restructuring program designed to reduce the Company's exposure to slow and costly healthcare reimbursement in certain markets. The Company anticipates that total charges in connection with the program will be in the range of $60 to $75 million after tax.

     A portion of the charges are expected to be recognized in the second fiscal quarter ended December 31, 1999, but the amount and classification of these charges is still being determined in consultation with the Company's independent public accountants. As a result, the Company is delaying announcement of its final second quarter results until completion of this analysis, which is expected no later than February 14, 2000. The remainder of the charges are expected to be recognized in the Company's third fiscal quarter, which ends March 31, 2000.

     "It is unfortunate that exact quantification and classification of the impact of our new programs, which we believe will result in a significantly more efficient and profitable operating model, have forced a roughly two-week delay in announcement of our second quarter results," said Jack E. Brucker, President and Chief Operating Officer of Rural/Metro. "We can report that net revenue for the second fiscal quarter was $147.1 million, an increase of 5% over net revenue of $139.6 million in the second fiscal quarter a year ago. Significantly, as a result of our efforts to shift non-emergency transport mix to higher margin, better paying opportunities, transports declined to 320,000 in the second quarter from 325,000 in last year's second quarter, but the average patient charge (APC) in the recent quarter increased significantly to $326, versus $300 in the year ago period. This marks significant progress in our efforts to improve potential operating profitability, and we believe that these trends can further improve as a result of our selective restructuring efforts in certain markets."

     Key components of the announced programs include:

     + Reducing the operating platforms in certain service areas that are highly dependent on Medicare and Medicaid reimbursements for non-emergency transport activity.

     + Modifying collection activity to focus more attention on the front end of the transport and collection process, spending less resources fighting claim denials with fiscal intermediaries and pursuing private pay bills.

     + Exploring new cut-off points for internal collection efforts, which could raise the productivity of the billing and collection operation, based on cost/benefit analysis of collection efforts, which vary significantly on a regional basis depending on the revenue mix and reimbursement practices of the fiscal intermediaries.

     + Approximately 8-10% of the total $60 million to $75 million in charges are expected to be cash items for severance and lease terminations.

     Mr. Brucker concluded, "The longer-term goal of this restructuring plan is to put in place a business model that is less dependent on shifts in government healthcare policy, more predictable with regard to operating margins and requires less working capital. We believe this direction also ensures that Rural/Metro will continue to provide superior quality emergency services to the communities entrusted to our care."

     Rural/Metro Corporation provides mobile health services, including 911 and general ambulance service, fire protection and other safety-related services to municipal, residential, commercial and industrial customers in more than 450 communities throughout the United States, Latin America and Canada.

     Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the collectibility of revenue, uncertainties regarding healthcare reimbursement, the Company's ability to improve average patient charges, increase the efficiency of its collection process, and implement new programs; demand for the Company's services and other factors and other risks disclosed from time to time in the Company's SEC reports and filings.

                                      ###